Exhibit 99.1

WINS FINANCE HOLDINGS INC. ENTERS THE TELE-MEDICAL EQUIPMENT LEASING SECTOR IN CHINA, SIGNING SEVEN AGREEMENTS VALUED AT RMB49.5 MILLION (US$7.7 MILLION)

NEW YORK, December 17, 2015 /PRNewswire/ - Wins Finance Holdings Inc. (Nasdaq: WINS) (“Wins Finance” or the “Company”), today announced that its wholly-owned PRC subsidiary Jinshang International Financial Lease Co., Ltd. has executed an aggregate of RMB 49.5 million (US$7.7 million) in direct leasing contracts for tele-medical equipment with seven hospitals located in Shanxi, Shandong, and Xinjiang provinces, beginning in June 2015.

“Due to the serious geographical imbalance in distribution of medical resources in China, people in the middle and west of China cannot access high-quality medical care. This has resulted in a significant increase in demand for medical equipment in those areas.” said Renhui Mu, Co-Chief Executive Officer of Wins Finance. “Under the Chinese central government’s policy of encouraging the development of tele-medicine, this sector has become extremely attractive to the equipment leasing industry, and is a focus for Wins Finance’s current and future business development activity. Through cooperation arrangements with leading medical equipment sales and distribution agents, our PRC subsidiary Jinshang has established strong and constructive relationships with hospitals, primarily in the areas of ophthalmology and cardiovascular disease.”

“By executing these contracts, we have opened the door to the tele-medical equipment leasing sector. As the next step, we are currently in negotiations with hospitals located in Inner Mongolia Autonomous Region and Sichuan and Hebei provinces regarding an additional ten leasing contracts valued at RMB 117 million (US$18 million)]” added Mr. Mu. “We continue to look for equipment leasing opportunities and clients across China, and are preparing to enter the more developed leasing market in the eastern coastal crescent where we expect to apply our equipment-purchase-lease-back model, which has proved to be successful in the middle and west of China. We feel that our expansion into this sector will provide positive returns for the Company, and believe that our efforts will lead us to become recognized as a mature, professional, and competitive lease financing provider.”

About Wins Finance

Wins Finance is a financial holding company that provides integrated financing solutions to small and medium enterprises (SMEs) in China. Wins Finance's goal is to assist Chinese SMEs, including microenterprises, which have limited access to financing, to improve their overall fund-raising capability and enable them to obtain funding for business development. Since its establishment in 2006, Wins Finance has helped various SMEs obtain funding by providing them financial guarantees, and financial leasing as well as advisory services.  For more information, please visit www.winsfinance.com.

Forward-looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties, including the risk that the Company’s efforts to expand into the tele-medical equipment leasing sector and to expand the geographical reach of its financial leasing business will not be successful, and the risks described in Wins Finance’s Quarterly Report on Form 10-Q filed on November 16, 2015 and in its other filings with the Securities and Exchange Commission.

Company Contacts:
Richard Xu, President

Wins Finance Holdings Inc.
590 Madison Avenue, 21st FL
New York, NY 10022
Tel: 646-480-9882
Email:rxu@winsfinance.com